Media Contact:         David Rubinger 404.502.1240 / david.rubinger@statebt.com
Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

William D. McKnight Elected to State Bank Financial Corporation Board of Directors

Augusta Construction Executive Serves as Chairman of First Bank of Georgia

ATLANTA and MACON, GEORGIA, February 17, 2015 - William D. McKnight has been elected to the boards of directors of State Bank and Trust Company and its parent company State Bank Financial Corporation (NASDAQ: STBZ). He was previously a director of Georgia-Carolina Bancshares, Inc. and became chairman of its subsidiary bank, First Bank of Georgia, in 2010. State Bank Financial completed its merger with Georgia-Carolina Bancshares on January 1, 2015.
“With the Georgia-Carolina merger now complete, we are very happy to add Will McKnight to our board,” said Joe Evans, State Bank Financial Chairman and CEO. “Will is a pillar of the Augusta business community, and we look forward to his invaluable talents as we grow our organization in Augusta and across Georgia.”
McKnight is president and CEO of McKnight Construction Company, a general contracting firm that operates in the Southeast United States. McKnight currently serves on the boards of the Georgia Ports Authority, First Tee of Augusta, and the Georgia Health Sciences University (“GHSU”) Foundation, as well as the GHSU Planning Board.

He is the past President of both the Augusta Country Club and Augusta Golf Association and has served on the boards of Associated General Contractors of America, Augusta Ballet, Richmond Academy Booster Club, and Tuttle-Newton Home. McKnight is a member of the Exchange Club of Augusta and is a member of Trinity on the Hill United Methodist Church. McKnight is a graduate of the Georgia Institute of Technology.

About State Bank Financial Corporation
State Bank Financial Corporation is an Atlanta-based bank holding company for State Bank and Trust Company and First Bank of Georgia. State Bank operates 21 banking offices in Metro Atlanta and Middle Georgia. First Bank of Georgia operates seven banking offices and four mortgage origination offices in the Augusta and Savannah, Georgia MSAs.

Cautionary Note Regarding Forward-Looking Statements
Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include statements regarding our expectations to grow our organization in Augusta and across Georgia. These forward-looking statements are subject to risks, uncertainties and other factors, including those contained in the “Risk Factors” and the forward-looking statement disclosure in State Bank Financial Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date of this press release. State Bank Financial Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

To learn more about State Bank, visit www.statebt.com.